Consent of Independent Registered Public Accounting Firm
The Board of Directors
Old Republic International Corporation:
We consent to the incorporation by reference in the registration statement (Nos. 2-80883, 333-37210, 333-147801, 333-170090, and 333-210054) on Form S-8 and (Nos. 333-198703, 333-172558, 33-29220, 33-54104, 333-221386, and 333-202615) on Form S-3 of Old Republic International Corporation of our reports dated February 28, 2018, with respect to the consolidated balance sheets of Old Republic International Corporation as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, preferred stock and common shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedules I to VI (collectively, the “consolidated financial statements”), and the effectiveness of internal controls over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Old Republic International Corporation.
/s/ KPMG LLP
Chicago, Illinois
February 28, 2018